424(b)(3)
                                                                        33-89510

AXA Equitable Life Insurance Company

SUPPLEMENT DATED DECEMBER 6, 2006 TO THE CURRENT VARIABLE ANNUITY PROSPECTUSES AND SUPPLEMENTS TO PROSPECTUSES FOR


EQUI-VEST(R)
EQUI-VEST(R) Express(SM)
EQUI-VEST(R) Series 800
EQUI-VEST(R) Employer-Sponsored Retirement Programs (Series 100 and 200 TSA Contracts)
EQUI-VEST(R) TSA Advantage(SM)
--------------------------------------------------------------------------------

If you have a traditional IRA, Roth IRA, QP IRA, NQ or TSA contract, you may be eligible to exchange your EQUI-VEST(R) contract for a new EQUI-VEST(R) At Retirement(SM) contract that will be available on or about December 11, 2006. EQUI-VEST(R) At Retirement(SM) is a deferred variable annuity contract that offers living benefits (Guaranteed withdrawal benefit for life or Guaranteed minimum income benefit) and enhanced death benefits. The EQUI-VEST(R) At Retirement(SM) contract has no withdrawal charges.

At the time of exchange, you must meet the following conditions in order to qualify for this exchange offer. You must be between the ages of 55 and 85, your contract must have an account value of at least $50,000, you must purchase at least one of the benefits, there can be no withdrawal charges applicable under your existing EQUI-VEST(R) contract, and no rollover/direct transfer contributions can have been made to the existing contract in the two contract years prior to the date you apply for the new contract. If you have a TSA contract, you must be separated from service in order to qualify. Please note that any outstanding loan including any interest accrued but unpaid under the existing EQUI-VEST(R) contract must be paid in full or it will be deducted from your account value prior to the exchange. The written application for the new EQUI-VEST(R) At Retirement(SM) contract must be received by our Processing Office no later than the close of business on December 31, 2016 or such later date as we state in writing to you. The EQUI-VEST(R) At Retirement(SM) contract and its benefits, including the charges for such benefits, are described in a separate prospectus, which is available upon request from your financial professional or by calling 866-294-3522.





                                Copyright 2006.
                     AXA Equitable Life Insurance Company
                 1290 Avenue of the Americas New York, NY 10104
                                (212) 554-1234


                              All rights reserved.
 EQUI-VEST(R), is a registered servicemark and Express(SM), TSA Advantage(SM), and At Retirement(SM) are servicemarks of
                      AXA Equitable Life Insurance Company.

Form #888-1404 (10/06)
EV (In-force)                                                           x01426